                              ASSIGNMENT AGREEMENT

         THIS AGREEMENT is made as of the 30th day of September, 2002.

B E T W E E N:

                              TRILON BANCORP INC., a corporation incorporated under the laws of the Province of Ontario

                              (the "Assignor")

                              - and -

                              FT CAPITAL LTD., a corporation incorporated under the laws of the Province of Alberta

                              (the "Assignee")


RECITALS:

A. M.E.V. ("Debtor") is currently indebted to the Assignor pursuant to a loan agreement dated July 31, 2001 as amended by amending agreements dated December 31, 2001, January 7, 2002, April 8, 2002 and June 8, 2002 in the aggregate amount of US$5,336,361 for principal and interest (the "Indebtedness), particulars of which are set out in Schedule A hereto;

B. S.V. has guaranteed the obligations of the Debtor to the Assignor pursuant to a guarantee dated April 8, 2002; Hammock Group Ltd. has guaranteed the obligations of the Debtor to the Assignor pursuant to a guarantee dated June 1, 2002; Big Fish Ltd. has guaranteed the obligations of the Debtor to the Assignor pursuant to a guarantee dated June 1, 2002; Carmavic Realty Inc. has guaranteed the obligations of the Debtor to the Assignor pursuant to a guarantee dated December 31, 2001; 810990 Alberta Ltd. has guaranteed the obligations of the Debtor to the Assignor pursuant to a guarantee dated June 27, 2002; (together the "Guarantees");

C. As security for the Indebtedness and the Guarantees, the Assignor holds the security listed in Schedule B hereto (collectively the "Security");

D. The Assignee has agreed to purchase from the Assignor, and the Assignor has agreed to sell to the Assignee, the Indebtedness, the Guarantees and Security (collectively the "Assets"), upon payment by the Assignee to the Assignor of the amount of the Indebtedness plus costs as of the date hereof.

         NOW THEREFORE in consideration of the sum of $1.00 now paid by the Assignee to the Assignor and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged):

1. (a) The Assignor hereby transfers, assigns and sets over unto the Assignee, its successors and assigns, without recourse, the Assets and all its right, title, interest, property, claim and demand whatsoever therein and thereto and the full benefit of all rights, powers, covenants and provisos therein contained and all and any claims or rights of action arising therefrom or in connection therewith, to have and to hold the Assets and each and every part thereof, and all the right, title and interest of the Assignor therein and thereto unto and to the use of the Assignee.

         (b) The Assignor releases to the Assignee all its claims against the Assets.

2. The Assignor represents and warrants as follows to the Assignee and acknowledges and confirms that the Assignee is relying upon such representations and warranties in entering into this agreement:

         (a) the Assignor has the full right, power and authority to enter into this agreement and to perform its covenants hereunder;

         (b) the facts contained in the recitals to this agreement are true and correct; and

         (c) the Assignor has not sold, transferred, assigned, alienated, released or encumbered the Assets or any part thereof.

3. The representations and warranties contained in paragraph 2 hereof shall survive for a period of 1 year from the date hereof.

4. Save and except as contained in paragraph 2 hereof, the Assignor is not making any representations or warranties to the Assignee in respect of the Assets or the Debtor. Without limitation, the Assignee acknowledges that it has relied entirely on its own investigations and due diligence, that it is purchasing the Assignor's right, title and interest in the Assets on an "as is, where is" basis and that no representations, conditions or warranties are expressed or can be implied as to title, encumbrances, description, quality or quantity thereof or in respect of any other matter or thing whatsoever, except as specifically represented and warranted in paragraph 2.

5. The Assignor shall from time to time hereafter, at the reasonable request of the Assignee and at the cost of the Assignee, make, do, execute or deliver, or cause to be made, done, executed or delivered, all such further acts, instruments and assurances necessary or desirable to more effectually assign over the Assets to the Assignee as set out in this agreement. Without limitation, such further acts, instruments and assurances shall include any documents required to be filed or executed pursuant to the provisions of any statutes governing the Assets or any part thereof.

6. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF the parties have executed this agreement.

                                         TRILON BANCORP INC.

                                         By:
                                             -----------------------------------



                                         FT CAPITAL LTD.

                                         By:
                                             -----------------------------------

                                   SCHEDULE A

Indebtedness of M.E.V. to Trilon Bancorp Inc. As at September 30, 2002 pursuant to a loan agreement dated July 31, 2001 as amended by amending agreements dated December 31, 2001, January 7, 2002, April 8, 2002 and June 8, 2002.



                      US Dollar Advances        Canadian Dollar Advances
Principal:            $3,564,909.13             $2,500,000

Interest:             $130,648.79               $62,758.66

Maintenance Fee       $ 33,198.58               $19,505.65

Total Indebtedness:   $ 3,732,754.14            $2,582,264.21

                                   SCHEDULE B

Security held by Trilon Bancorp Inc. pursuant to a loan agreement dated July 31, 2001 as amended by amending agreements dated December 31, 2001, January 7, 2002, April 8, 2002 and June 8, 2002 between Trilon Bancorp Inc. as lender and M.E.V as borrower and S.V., Hammock Group Ltd., Big Fish Ltd., Carmavic Realty Inc. and 810990 Alberta Ltd. as Guarantors pursuant to various guarantees.


A.       S.V.

         1. Charge/Mortgage of Land in the amount of $9,000,000 on property located in the Town of Georgina and more particularly described as Part Lot 15, Concession 9 in the Town of Georgina, Regional Municipality of York, Part 1, 2 and 3 on reference plan no. 65R-2624.

         2. Mortgage and Security Agreement on property located at Unit 504 , Grand Bay Tower, a condominium according to the declaration thereof, recorded in Official Records Book 18893, Page 1027, of the Public Records of Miami-Dade County , Florida.

B.       HAMMOCK GROUP LTD.

         3. Pledge and Security Agreement dated June 1, 2002 secured on 2,310,994 shares of Chell Group Corp.

C.       BIG FISH LTD.

         4. Pledge and Security Agreement dated June 1, 2002 secured on 1,890, 493 shares of Chell Group Corp. and all indebtedness and liability owed by BOTB Corporation to Big Fish Ltd. pursuant to the secured US$1,000,000 promissory note dated as of June 1, 2002 issued by BOTB Corporation to Big Fish Ltd.

D.       CARMAVIC REALTY INC.

         7. Charge/Mortgage of Land in the amount of US$4,446,896.13 on property located at 421-437 Spadina Road, Toronto, Ontario, M5P 2W3 and more particularly described as Lot 1, Plan 758 and Lots 1, 2,3 and 4, Plan 861 in the City of Toronto, registered on January 8, 2002.

         8.       General Security Agreement dated December 31, 2001.

E.       810990 ALBERTA LTD.

9. Mortgage of Land in the amount of US$1,000,000 on property located at 25102 Lower Springbank Road, Calgary, Alberta and more particularly described as Plan 1415LK, Block D, Lot 2.